Ex 99.1

FOR IMMEDIATE RELEASE

Second Sight Announces Departure of Will McGuire, President and CEO, and Appointment of Gregg Williams as Acting CEO

-	Mr. McGuire to Remain on Second Sight’s Board of Directors -

-	Company continues to advance its breakthrough neuro-modulation technology, the Orion® Visual Cortical Prosthesis System, aimed at providing useful artificial vision to millions of blind individuals -

Los Angeles, CA – March 12, 2020 – Second Sight Medical Products, Inc. (NASDAQ: EYES) (“Second Sight” or the “Company”), a developer, manufacturer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today announced the departure of Will McGuire, President and Chief Executive Officer (“CEO”), effective March 27, 2020, to pursue another professional opportunity located closer to his family.  Mr. McGuire remains as a director on Second Sight’s board.

Effective March 27, 2020, Gregg Williams, the Company’s Chairman of the Board, will assume the role of Acting CEO.  Reporting to Mr. Williams will be John T. Blake, Chief Financial Officer and Pat Ryan, Chief Operating Officer. The Board is initiating a search process in order to identify the future CEO.

“I have tremendous confidence in John’s and Pat’s abilities and I look forward to working together with them to lead the Second Sight team into this exciting new phase of our journey,” stated Gregg Williams.

“I would like to take this opportunity to thank Will for his many contributions to Second Sight over the past four and a half years as President and CEO, during which time he led the implementation of our strategy to focus on the development and advancement of our breakthrough Orion® Visual Cortical Prosthesis System. I also look forward to his continued contributions as a board member. I believe that the 12-month results from the Orion Early Feasibility Study are extremely encouraging, and we continue to make great progress advancing this life-changing neuro-modulation technology, not only in pursuit of our quest to treat all forms of blindness, but eventually in many other fields using derivatives of the same basic core technologies and software,” continued Mr. Williams.

“It has been my honor to lead the incredibly talented team at Second Sight,” said Will McGuire. “I am extremely proud of the accomplishments we have achieved in the successful advancement of Second Sight’s breakthrough neuro-modulation technology, which has the potential to provide useful artificial vision to virtually all profoundly blind individuals. I remain excited for the opportunity to continue supporting the team in my role as a board member.”

About Second Sight

Second Sight Medical Products, Inc. (NASDAQ: EYES) develops, manufactures and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals. The Company’s headquarters are in Los Angeles, California. More information is available at www.secondsight.com.

About the Orion Visual Cortical Prosthesis System

Leveraging Second Sight’s 20 years of experience in neuromodulation for vision, the Orion Visual Cortical Prosthesis System (Orion) is an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease, and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. A six-subject early feasibility study of the Orion is currently underway at the Ronald Reagan UCLA Medical Center in Los Angeles and the Baylor College of Medicine in Houston. No peer-reviewed data is available yet for the Orion system. The Company anticipates negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “strategy,” “goal,” or “planned,” “seeks,” “may,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, our refinement of strategy, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including those risks and uncertainties described in or implied by the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K, filed on March 19, 2019, our Form 10-Q filed on November 14, 2019, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto, or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations Contacts:

Institutional Investors

In-Site Communications, Inc.

Lisa Wilson, President

T: 212-452-2793

E: lwilson@insitecony.com

or

Individual Investors

MZ North America

Greg Falesnik, Managing Director

T: 949-385-6449

E: greg.falesnik@mzgroup.us

Media Contacts:
Nobles Global Communications

Laura Nobles or Helen Shik

T: 617-510-4373

E: Laura@noblesgc.com

E: Helen@noblesgc.com